Exhibit 4.17
CESSION AND PLEDGE IN SECURITY
By
AFRICAN RAINBOW MINERALS GOLD LIMITED
(as “Cedent”)
in favour of
NEDBANK LIMITED
(acting through its NEDBANK CAPITAL division)
(as “Original Lender” and “Facility Agent”)

TABLE OF CONTENTS

1.	PARTIES	1

2.	INTERPRETATION	1

3.	INTRODUCTION	9

4.	CESSION AND PLEDGE	9

5.	WARRANTIES AND REPRESENTATIONS IN RESPECT OF THE SHARES AND THE RIGHTS AND INTERESTS	9

6.	DELIVERY OF DOCUMENTS	12

7.	RIGHTS, POWERS AND PRIVILEGES ATTACHING TO THE SHARES	13

8.	REALISATION	14

9.	EXERCISE OF RIGHTS	16

10.	APPROPRIATION OF PROCEEDS	17

11.	DURATION	17

12.	ADDITIONAL SECURITY	17

13.	BORROWER BOUND NOTWITHSTANDING CERTAIN CIRCUMSTANCES	17

14.	FURTHER CESSIONS	18

15.	RIGHTS AND INTERESTS TO BE KEPT FREE OF ENCUMBRANCES	18

16.	EXEMPTION FROM LIABILITY	19

17.	KEEPING, INSPECTION AND DELIVERY OF RECORDS	19

18.	CERTIFICATE OF INDEBTEDNESS	19

19.	RENUNCIATION OF BENEFITS	19

20.	STIPULATION FOR THE BENEFIT OF NEW LENDERS	20

21.	NOTICES AND DOMICILIA	20

22.	GOVERNING LAW	22

SCHEDULE 1 : SUBSIDIARIES		26

CESSION AND PLEDGE IN SECURITY
1.	PARTIES
1.1	The Parties to this Agreement are:
1.1.1	AFRICAN RAINBOW MINERALS GOLD LIMITED; and

1.1.2	NEDBANK LIMITED (acting through its NEDBANK CAPITAL division).
1.2	The Parties agree as set out below.
2.	INTERPRETATION
2.1	The headings to the clauses, schedules and annexures of this Agreement are for reference purposes only and shall in no way govern or affect the interpretation of nor modify nor amplify the terms of this Agreement nor any clause, schedule or annexure hereof.

2.2	Unless the context dictates otherwise, the words and expressions set forth below shall bear the following meanings and cognate expressions shall bear corresponding meanings:
2.2.1	“Agreement” means this Cession and Pledge in Security and its Schedule;

2.2.2	“Business Day” means any day other than a Saturday, Sunday or an official public holiday in South Africa (in accordance with the Public Holidays Act, 1994) and is a day on which banks are open for business in South Africa;

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2.2.3	“Cedent” means African Rainbow Minerals Gold Limited (Registration No. 1997/015869/06), a public company duly incorporated in accordance with the company laws of South Africa;

2.2.4	“Claims” means all current and future claims that the Cedent may have against the Subsidiaries by virtue of its shareholding in the Subsidiaries, whether in the form of shareholder loans or otherwise and the benefit of any security interest for the time being held by the Cedent in respect of such claims;

2.2.5	“Deposit Rate” means the publicly quoted overnight call deposit rate of interest (per centum, per annum, compounded monthly in arrears and calculated on a 365 day year factor (irrespective of whether or not the year is a leap year)) from time to time published by Nedbank as certified by any manager of Nedbank (whose appointment and/or designation need not be proved) and whose certificate shall constitute prima facie proof of such rate;

2.2.6	“Documents of Title” means the share certificates and other documents of title referred to in clauses 6.1.1 and 6.1.2 below;
2.2.7	“Effective Date” means the later of:

2.2.7.1	28 September 2007; and

2.2.7.2	the date of Financial Close;
2.2.8	“Event of Default” shall bear the meaning set out in the Senior Facility Agreement;

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2.2.9	“Facility” shall bear the meaning set out in the Senior Facility Agreement;

2.2.10	“Facility Agent” means Nedbank;

2.2.11	“Financial Close” shall bear the meaning set out in the Senior Facility Agreement;

2.2.12	“Finance Documents” shall bear the meaning set out in the Senior Facility Agreement;

2.2.13	“Finance Parties” means the Lenders and the Facility Agent, and “Finance Party” means any one of them, as the context requires;

2.2.14	“Guarantors” shall bear the meaning set out in the Senior Facility Agreement;

2.2.15	“Harmony” means Harmony Gold Mining Company Limited (Registration No. 1950/038232/06), a public company duly incorporated in accordance with the company laws of South Africa;

2.2.16	“Lenders” shall bear the meaning set out in the Senior Facility Agreement, and being as at the Signature Date the Original Lender;

2.2.17	“Nedbank” means Nedbank Limited (acting through its Nedbank Capital division) (Registration No. 1951/000009/06), a public company and registered bank duly incorporated in accordance with the company and banking laws of South Africa;

2.2.18	“Original Lender” means Nedbank;

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2.2.19	“Parties” means the Finance Parties and the Cedent and “Party” shall, as the context requires, be a reference to either one of them;

2.2.20	“Rights and Interests” means all the Cedent’s rights of any nature whatsoever to and interest of any nature whatsoever in:
2.2.20.1	the Shares; and

2.2.20.2	the Claims
whether actual, prospective or contingent, direct or indirect, whether a claim to payment of money or to performance of any other obligation, and whether or not the said rights and interest were within the contemplation of the Parties at the Signature Date;
2.2.21	“Secured Obligations” means any and all indebtedness or obligations of the Cedent to the Finance Parties (whether actual or contingent, present or future) arising out of the Finance Documents;

2.2.22	“Senior Facility Agreement” means the Senior Facility Agreement entered into between Harmony, Nedbank (in its capacity as “Original Lender” and as “Facility Agent”), the Cedent, Randfontein Estates Limited, Evander Gold Mines Limited, Avgold Limited, ARMgold/Harmony Joint Investment Company (Proprietary) Limited and ARMgold/Harmony Freegold Joint Venture Company (Proprietary) Limited on or about the same date as this Agreement, pursuant to which Nedbank grants the Cedent a term loan facility of R2 000 000 000 (two billion Rand);

2.2.23	“Shares” means the ordinary shares in the issued share capital of the Subsidiaries, from time to time, which are held by the Cedent (including,

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but not limited to, any such shares which may be issued or transferred to the Cedent in the future);

2.2.24	“Signature Date” means the date of the signature of the Party last signing this Agreement in time;

2.2.25	“South Africa” means the Republic of South Africa as constituted from time to time;

2.2.26	“Subsidiaries” means the companies listed in Schedule 1 hereto and “Subsidiary” means any one of them, as the context requires;
2.3	Any reference in this Agreement to:
2.3.1	an “affiliate” means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company;

2.3.2	a “clause” shall, subject to any contrary indication, be construed as a reference to a clause hereof;

2.3.3	a “holding company” shall be construed in accordance with the Companies Act, No. 61 of 1973 (as amended);

2.3.4	“law” shall be construed as any law (including common or customary law) or statute, constitution, decree, judgment, treaty, regulation, directive, bye-law, order or any other legislative measure of any government, supranational, local government, statutory or regulatory body or court;

2.3.5	a “Schedule” or “Annexure” shall, subject to any contrary indication, be construed as a reference to a schedule or annexure hereof;

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2.3.6	a “subsidiary” shall be construed in accordance with the Companies Act, No. 61 of 1973 (as amended);

2.3.7	“tax” shall be construed so as to include any tax, levy, impost or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or delay in paying any of the same);

2.3.8	a “person” shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing.
2.4	Unless inconsistent with the context or save where the contrary is expressly indicated:
2.4.1	if any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it appears only in this interpretation clause, effect shall be given to it as if it were a substantive provision of this Agreement;

2.4.2	when any number of days is prescribed in this Agreement, same shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a day which is not a Business Day, in which case the last day shall be the next succeeding Business Day;

2.4.3	in the event that the day for payment of any amount due in terms of this Agreement should fall on a day which is not a Business Day, the relevant day for payment shall be the previous Business Day;

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2.4.4	in the event that the day for performance of any obligation to be performed in terms of this Agreement should fall on a day which is not a Business Day, the relevant day for performance shall be the subsequent Business Day;

2.4.5	any reference in this Agreement to an enactment is to that enactment as at the Signature Date and as amended or re-enacted from time to time;

2.4.6	any reference in this Agreement to this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as say may have been, or may from time to time be, amended, varied, novated or supplemented;

2.4.7	references to day/s, month/s or year/s shall be construed as Gregorian calendar day/s, month/s or year/s;

2.4.8	a reference to a Party includes that Party’s successors-in-title and permitted assigns.
2.5	Unless inconsistent with the context, an expression which denotes:
2.5.1	any one gender includes the other genders;

2.5.2	a natural person includes an artificial person and vice versa; and

2.5.3	the singular includes the plural and vice versa.
2.6	The Schedules or Annexures to this Agreement form an integral part hereof and words and expressions defined in this Agreement shall bear, unless the context otherwise requires, the same meaning in such Schedules or Annexures. To the extent that there is any conflict between the Schedules or Annexures to this

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Agreement and the provisions of this Agreement, the provisions of this Agreement shall prevail.
2.7	Where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall bear the same meaning as ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in this interpretation clause.

2.8	The rule of construction that, in the event of ambiguity, the contract shall be interpreted against the Party responsible for the drafting thereof, shall not apply in the interpretation of this Agreement.

2.9	The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

2.10	This Agreement shall be binding on and enforceable by the estates, heirs, executors, administrators, trustees, permitted assigns or liquidators of the Parties as fully and effectually as if they had signed this Agreement in the first instance and reference to any Party shall be deemed to include such Party’s estate, heirs, executors, administrators, trustees, permitted assigns or liquidators, as the case may be.

2.11	The use of any expression in this Agreement covering a process available under South African law such as winding-up (without limitation eiusdem generis) shall, if any of the Parties to this Agreement is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction.

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2.12	Where figures are referred to in numerals and in words, if there is any conflict between the two, the words shall prevail.
3.	INTRODUCTION
3.1	Harmony, Nedbank and the Guarantors have entered into the Senior Facility Agreement in terms of which Nedbank, as the “Original Lender”, will make a loan facility available to the Cedent on the terms as set out in the Senior Facility Agreement.

3.2	As security for the due performance of the Secured Obligations, the Cedent has agreed to pledge the Shares and cede to the Finance Parties on a joint and several basis, all the Rights and Interests on the terms and conditions of this Agreement.
4.	CESSION AND PLEDGE
4.1	With effect from the Effective Date, the Cedent hereby pledges all of the Shares to the Finance Parties, jointly and severally, and cedes, assigns, transfers and makes over to the Finance Parties, jointly and severally, all of the Rights and Interests, as security for the due, proper and timeous payment and performance in full of all of the Secured Obligations, on the terms and conditions set out in this Agreement, which pledge and cession, assignment and transfer Nedbank, as the “Original Lender” and the “Facility Agent” hereby accepts on behalf of the Finance Parties.

4.2	The Cedent shall obtain all third party consents required to fulfil its obligations detailed in clause 4.1 above.

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5.	WARRANTIES AND REPRESENTATIONS IN RESPECT OF THE SHARES AND THE RIGHTS AND INTERESTS
5.1	The Cedent, on each day that this Agreement is in force:
5.1.1	warrants and represents that it is and will be the sole and beneficial owner of all the Shares and the Rights and Interests to the exclusion of all others and (save as set out in the Finance Documents) no person has an option or right of refusal over those Shares or the Rights and Interests;

5.1.2	warrants and represents that the Shares pledged and the Rights and Interests ceded to the Finance Parties under this Agreement have not been pledged, ceded (either outright or as security), discounted, factored, mortgaged under notarial bond or otherwise, or otherwise disposed of, nor are they subject to any other rights in favour of any person (including without limitation any rights of pre-emption) other than in terms of and as set out in the Finance Documents;

5.1.3	warrants and represents that the Shares are fully paid for;

5.1.4	warrants and represents that all obligations undertaken by it under this Agreement have been authorised by all necessary corporate action and all necessary legislative, administrative or other governmental action;

5.1.5	warrants and represents that the issue of the pledge and cession under this Agreement and the fulfilment of its obligations in accordance with the terms thereof do not contravene any law, regulation or any contractual obligation binding on it;

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5.1.6	agrees and undertakes not to exercise any and all rights in respect of the Shares and the Rights and Interests which it may have in conflict with the rights of the Finance Parties under this Agreement;

5.1.7	acknowledges that it may not cede, assign, transfer or pledge or in any other manner encumber or deal with the Shares or the Rights and Interests without the prior written consent of the Facility Agent;

5.1.8	agrees that on the occurrence of any Event of Default, it will forthwith pay over to the Facility Agent (on behalf of the Finance Parties) any interest, dividend or other benefits of any nature accrued and/or received in respect of the Shares and the Rights and Interests relating to the period after such a breach by depositing the same into a nominated account as the Facility Agent may from time to time direct in writing; and

5.1.9	undertakes and agrees to the extent possible to prevent any variation of the value of, or rights relating to, the Shares and the Rights and Interests or any of them without the prior written consent of the Facility Agent.
5.2	Should any of the Shares and/or the Rights and Interests be subject to any right in breach of the representation and warranty in clause 5.1.2, then, without prejudice to any other rights that the Finance Parties may have, any reversionary or other interests the Cedent may have in the said Shares and/or Rights and Interests, as the case may be, are also ceded jointly and severally to the Finance Parties, and if the holder of that cession or right is entitled to possession of any of the documents referred to in clause 6 below, and it exercises that right, then the Cedent shall deliver photocopies of the documents to Facility Agent (on behalf of the Finance Parties), and as soon as the holder of that cession or right ceases to be entitled to possession or gives up possession, the Cedent shall deliver the relevant documents to the Facility Agent (on behalf of the Finance Parties).

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5.3	It is recorded that Nedbank, as the “Facility Agent” and the “Original Lender” has entered into the Finance Documents on the strength of and relying on the warranties and representations in this clause 5, each of which shall be deemed to be separate warranties and representations, given without prejudice to any other warranty or representation, and deemed to be material representations inducing the Finance Parties to enter into the Finance Documents to which they are a party.
6.	DELIVERY OF DOCUMENTS
6.1	In order to perfect the pledge of the Shares, the Cedent shall deliver to the Facility Agent on behalf of all of the Finance Parties:
6.1.1	the original share certificates in respect of the Shares; and

6.1.2	share transfer forms duly signed by the Cedent as transferor and blank as to transferee;
prior to the date of Financial Close, or in respect of Shares not currently owned by the Cedent, as soon as such documents are available, as the case may be.
6.2	It is agreed the Facility Agent will hold possession of the Documents of Title on behalf of all of the Finance Parties.

6.3	The Facility Agent on behalf of all of the Finance Parties shall be entitled to retain possession of the Documents of Title, and to deal with them in accordance with the provisions of the Finance Documents until all the Secured Obligations have been unconditionally and irrevocably finally discharged or released, as the case may be, whereupon the Documents of Title shall be returned to the Cedent.

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6.4	When Rights and Interests are evidenced by a document, or when the Cedent holds security for any obligation in respect of such Rights and Interests and the security is evidenced by a document, the Cedent shall immediately deliver a certified copy of that document to the Facility Agent.

6.5	In addition to the documents referred to above, the Cedent shall deliver to the Facility Agent any other documents relating to the Shares and the Rights and Interests for which the Facility Agent may at any time reasonably call, which documents shall be delivered to the Facility Agent within a reasonable period, as agreed between the Facility Agent and the Cedent, and, failing such agreement, within 10 (ten) Business Days.

6.6	The Cedent shall generally do everything that may be required by the Facility Agent for the purposes of and to give effect to this Agreement, failing which the Facility Agent may, if possible, attend thereto and recover from the Cedent any expenses incurred in doing so.

6.7	The rights of the Finance Parties under this Agreement are joint and several and, accordingly, subject to clauses 8 and 9, the Facility Agent on behalf of any Finance Party shall, subject to the terms of the Finance Documents, be entitled to exercise such Finance Party’s rights in terms of this Agreement independently of any other Finance Party, without recourse to any other Finance Party in satisfaction of the claims of such Finance Party against the Cedent under this Agreement.
7.	RIGHTS, POWERS AND PRIVILEGES ATTACHING TO THE SHARES
7.1	This pledge and cession operates in respect of all rights, powers and privileges attaching to the Shares and Rights and Interests, including but not limited to those set out in 7.2 below and such rights, powers and privileges shall accordingly vest in the Finance Parties or the Facility Agent on behalf of the

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Finance Parties with the power to exercise them (jointly and severally) either in their own names or in the name of the Cedent, upon the occurrence of an Event of Default. Alternatively, the Cedent shall, if the Facility Agent so directs, exercise those rights, powers and privileges in its own name in accordance with the Facility Agent’s directions upon the occurrence of an Event of Default.
7.2	Such rights, powers and privileges attaching to the Shares include (but shall not be limited to) the following:
7.2.1	to receive payment of that portion of the dividends and other benefits which become due in respect of the Shares from time to time;

7.2.2	the right to exercise any rights to appoint directors to the Boards of the Subsidiaries; and

7.2.3	the right to attend every general meeting of the shareholders of the Subsidiaries and to exercise the votes attaching to the Shares at such meeting.
7.3	For the avoidance of doubt, for so long as there is no occurrence of an Event of Default, the provisions of clauses 7.1 and 7.2 above will not apply.
8.	REALISATION
8.1	Upon the occurrence of an Event of Default, the Cedent hereby irrevocably and unconditionally authorises and empowers the Facility Agent, without any further authority or consent of any nature whatsoever required from the Cedent, and in its own name or the name, in any of the Finance Parties or in the name of the Cedent, to:

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8.1.1	exercise all the rights, powers and privileges attaching to the Shares and the Rights and Interests;

8.1.2	authorise any director of the Facility Agent to sign, on behalf of the Cedent and in the name of the Cedent, any security transfer form or other document that may be necessary to give effect to any sale of any of the Shares or Rights and Interests made by the Finance Parties in terms of this clause 8;

8.1.3	receive payment for, delivery of and/or performance in respect of, the Shares or Rights and Interests in its own name;

8.1.4	sell or purchase or otherwise realise or transfer all or some of the Shares or the Rights and Interests on such terms and in such manner as the Facility Agent may in their sole discretion decide;

8.1.5	institute any legal proceedings which the Facility Agent may deem necessary in connection with any sale, purchase or other transfer of any of the Shares and Rights and Interests; and/or

8.1.6	compromise any Right and Interest, grant any extension or other indulgence in respect of any such Right and Interest, or agree to vary the terms of any such Right and Interest, or realise any security or suretyship held for any such Right and Interest.
8.2	On the Facility Agent taking any action in terms of clause 8.1, the Cedent shall on demand by the Facility Agent:
8.2.1	notify all persons required by the Facility Agent in writing that payment for, delivery of or performance in respect of the relevant Shares and Rights and Interests must be made to the Facility Agent and that payment, delivery or performance to the Cedent or to anyone else will not constitute valid payment,

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delivery or performance, and the Facility Agent shall be entitled to do likewise. The Cedent shall on demand by the Facility Agent provide proof that such notification has been duly given;
8.2.2	refuse to accept any payment, delivery or performance tendered in respect of any of the Shares and Rights and Interests and order that such payment, delivery or performance be tendered to the Facility Agent;

8.2.3	without charge, permit the Facility Agent to have access to and to work at the Cedent’s premises and to use the Cedent’s facilities and personnel for the purposes of enforcing its rights under this Agreement;

8.2.4	if the Cedent fails to fulfil promptly is obligations detailed in the Finance Documents to which it is a party, the Facility Agent may cause such obligations to be fulfilled and recover from the Cedent any expenses incurred by the Facility Agent; and/or

8.2.5	at its own cost, carry out any directions the Facility Agent may give in regard to the realisation of the Shares and the Rights and Interests and sign any document or do any other act necessary to vest the Rights and Interests in the Finance Parties or otherwise necessary to perfect the cessions.
8.3	Any amount realised by the Facility Agent, on the realisation of the Shares and/or the Rights and Interests in terms of this clause 8, which is in excess of the amount owing by the Cedent to the Finance Parties in respect of the Secured Obligations, shall be repayable to the Cedent within 10 (ten) Business Days after the complete, unconditional and irrevocable fulfilment of all of the Secured Obligations together with interest thereon calculated at the Deposit Rate from

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the date of receipt of such amount by the Facility Agent to the date of refund to the Borrower.
9.	EXERCISE OF RIGHTS
The rights of the Finance Parties under this Agreement:
9.1	may be exercised as often as necessary;

9.2	may be exercised in respect of all or any of the Secured Obligations;

9.3	may be exercised by the Facility Agent on behalf of all the Finance Parties;

9.4	are cumulative and not exclusive of their rights under general law; and

9.5	may be waived only in writing and specifically.
10.	APPROPRIATION OF PROCEEDS
The Facility Agent may appropriate all amounts received pursuant to the collection, sale or other realisation of the Shares and/or the Rights and Interests to the repayment of amounts due and payable by the Borrower under the Senior Facility Agreement in such manner as the Facility Agent in its sole discretion sees fit.
11.	DURATION
This Agreement is a continuing covering security and will terminate only upon the unconditional and irrevocable final discharge or release, as the case may be, of all the Secured Obligations. In particular, this Agreement shall not terminate by reason solely of the fact that there may at any time be no or reduced obligations or debts owing by the Cedent to the Finance Parties.

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12.	ADDITIONAL SECURITY
This Agreement is in addition to and not in substitution for any other security held or hereafter to be held by the Finance Parties the Cedent or any third party in connection with the Secured Obligations or otherwise and the Facility Agent shall, without prejudice to its rights hereunder, be entitled to release any such additional security held by it.
13.	BORROWER BOUND NOTWITHSTANDING CERTAIN CIRCUMSTANCES
13.1	The Cedent agrees that on signature hereof it will be bound in terms of this Agreement to the full extent thereof, despite the fact that:
13.1.1	any intended additional security from the Cedent for the debts secured by this Agreement may not be obtained or protected or may be released or may cease to be held for any other reason;

13.1.2	the Finance Parties and the Cedent may agree a variation or novation of the Senior Facility Agreement;

13.1.3	the Facility Agent may grant any indulgences to the Cedent or may not exercise any one or more of its rights hereunder or under the Senior Facility Agreement, either timeously or at all; and

13.1.4	any other fact or circumstance may arise (including any act or omission by the Finance Parties) on which the Cedent might otherwise be able to rely on a defence based on waiver (other than an express waiver) or estoppel.
13.2	If the Cedent suffers any loss arising from any of the facts, circumstances, acts or omissions referred to above, the Cedent will have no claim against the Finance Parties in respect thereof.

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14.	FURTHER CESSIONS
Save as contemplated by the Finance Documents, the Cedent shall not grant any further cessions of the Rights and Interests.
15.	RIGHTS AND INTERESTS TO BE KEPT FREE OF ENCUMBRANCES
The Cedent shall at all times keep the Rights and Interests free of judicial attachments, notarial bonds and other encumbrances, and shall not prejudice, compromise, grant any indulgences or agree to vary the terms of any document creating any Right and Interest or release any security held in respect of any Right and Interest without the prior written consent of the Facility Agent.
16.	EXEMPTION FROM LIABILITY
The Finance Parties and their officers, trustees, agents, beneficiaries, employees and advisors shall not be liable for any loss or damage, whether direct, indirect, consequential or otherwise, suffered by the Cedent arising from any cause in connection with this Agreement, whether the loss or damage results from delict, negligence or any other cause and whether this Agreement has been terminated or not, other than as a result of the Finance Party’s gross negligence or wilful misconduct.
17.	KEEPING, INSPECTION AND DELIVERY OF RECORDS
The Cedent shall at all times keep up-to-date records of the Rights and Interests ceded as security to the Finance Parties and shall comply with any reasonable directions the Facility Agent may give in regard to the keeping of those records.

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18.	CERTIFICATE OF INDEBTEDNESS
A certificate signed by an officer of any of the Facility Agent whose appointment need not be proved, reflecting:
18.1	the amount owing by the Cedent to the Finance Parties under the Finance Documents and the due date for payment of such amounts; and/or

18.2	the amount(s) realised by the realisation or sale of all or any of the Cedent’s Security Rights and the date(s) of realisation thereof;
will be prima facie evidence of the contents thereof.
19.	RENUNCIATION OF BENEFITS
The Cedent hereby renounces the legal benefits and exceptions of non numeratae pecuniae, non causa debiti, revision of accounts and errore calculi, the Cedent declaring itself to be fully acquainted with the full meaning and effect of this renunciation.
20.	STIPULATION FOR THE BENEFIT OF NEW LENDERS
The provisions of this Agreement, which confer benefits upon the Finance Parties, shall constitute stipulations for the benefit of any person becoming a Lender in accordance with the provisions of clause 26 (Change of Party) of the Senior Facility Agreement, capable of acceptance by such person at any time. To the extent that a splitting of claims arises as a result of the provisions of this clause 20, the Borrower hereby consents to such splitting of claims.

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21.	NOTICES AND DOMICILIA
21.1	Notices
21.1.1	Each Party chooses the addresses set out opposite its name below as its addresses to which any written notice in connection with this Agreement may be addressed.

21.1.1.1	Lenders:		4th Floor, F Block 135 Rivonia Road SANDTON

	Telefax No. Attention	: :	(011) 295 3902 Head: Project Management

21.1.1.2	Facility Agent:		4th Floor, F Block 135 Rivonia Road SANDTON

	Telefax No. Attention	: :	(011) 295 3902 Head: Project Management

21.1.1.3	Cedent:		Block 27 Randfontein Office Park Cnr Main Reef Road and Ward Avenue RANDFONTEIN

	Telefax No. Attention	: :	27 11 411 2070 The Company Secretary
21.1.2	Any notice or communication required or permitted to be given in terms of this Agreement shall be valid and effective only if in writing but it shall be competent to give notice by telefax transmitted to its telefax number set out opposite its name above.

21.1.3	Either Party may by written notice to the other Party change its chosen address and/or telefax number for the purposes of clause 21.1.1 to any

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other address) and/or telefax number, provided that the change shall become effective on the 14th (fourteenth) day after the receipt of the notice by the addressee.
21.1.4	Any notice to a Party contained in a correctly addressed envelope and delivered by hand to a responsible person during ordinary business hours at its chosen physical address in terms of clause 21.1.1, shall be deemed to have been received on the day of delivery.

21.1.5	Any notice by telefax to a Party at its telefax number shall be deemed to have been received on the 1st (first) Business Day after the date of transmission.

21.1.6	Notwithstanding anything to the contrary herein contained, a written notice or communication actually received by a Party shall be an adequate written notice or communication to it, notwithstanding that it was not sent to or delivered at its chosen address and/or telefax number.
21.2	Domicilia
21.2.1	Each of the Parties chooses its physical address referred to in clause 21.1 as its domicilium citandi et executandi at which documents in legal proceedings in connection with this Agreement may be served.

21.2.2	Either Party may by written notice to the other Party change its domicilium from time to time to another address, not being a post office box or a poste restante, in South Africa; provided that any such change shall only be effective on the fourteenth day after deemed receipt of the notice by the other Party pursuant to clause 21.1.4 or 21.1.5, as the case may be.

Page 23.

22.	GOVERNING LAW
The entire provisions of this Agreement shall be governed by and construed in accordance with the laws of South Africa.
23.	JURISDICTION
The Parties hereby irrevocably and unconditionally consent to the non-exclusive jurisdiction of the Witwatersrand Local Division of the High Court of South Africa (or any successor to that division) in regard to all matters arising from this Agreement.
24.	SEVERABILITY
Each provision in this Agreement is severable from all others, notwithstanding the manner in which they may be linked together or grouped grammatically, and if in terms of any judgment or order, any provision, phrase, sentence, paragraph or clause is found to be defective or unenforceable for any reason, the remaining provisions, phrases, sentences, paragraphs and clauses shall nevertheless continue to be of full force. In particular, and without limiting the generality of the aforegoing, the Parties hereto acknowledge their intention to continue to be bound by this Agreement notwithstanding that any provision may be found to be unenforceable or void or voidable, in which event the provision concerned shall be severed from the other provisions, each of which shall continue to be of full force.
25.	GENERAL
25.1	This document constitutes the sole record of the agreement between the Parties in regard to the subject matter thereof.

25.2	No Party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded herein.

Page 24.

25.3	No addition to, variation or consensual cancellation of this Agreement and no extension of time, waiver or relaxation or suspension of any of the provisions or terms of this Agreement shall be of any force or effect unless in writing and signed by or on behalf of all the Parties.

25.4	No latitude, extension of time or other indulgence which may be given or allowed by any Party to any other Party in respect of the performance of any obligation hereunder or enforcement of any right arising from this Agreement and no single or partial exercise of any right by any Party shall under any circumstances be construed to be an implied consent by such Party or operate as a waiver or a novation of, or otherwise affect any of that Party’s rights in terms of or arising from this Agreement or estop such Party from enforcing, at any time and without notice, strict and punctual compliance with each and every provision or term hereof.

25.5	The Parties undertake at all times to do all such things, to perform all such acts and to take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and import of this Agreement.

25.6	Save as is specifically provided in this Agreement, no Party shall be entitled to cede or delegate any of its rights or obligations under this Agreement without the prior written consent of the other Parties affected by such transfer of rights or obligations, which consent may not unreasonably be withheld or delayed.
26.	COSTS
26.1	The Cedent shall bear the costs of and incidental to the negotiation, preparation and execution of this Agreement.

Page 25.

26.2	All legal costs incurred by either Party in consequence of any default of the provisions of this Agreement by the other Party shall be payable on demand by the defaulting Party on the scale as between attorney and own client and shall include collection charges, the costs incurred by the non-defaulting Party in endeavouring to enforce such rights prior to the institution of legal proceedings and the costs incurred in connection with the satisfaction or enforcement of any judgement awarded in favour of the non-defaulting Party in relation to its rights in terms of or arising out of this Agreement.
27.	COUNTERPARTS
This Agreement may be executed in any number of counterparts and by different Parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.
THE NEXT PAGE IS THE SIGNATURE PAGE

Page 26.

SIGNED at SANDTON on this the 27th day of SEPTEMBER 2007.

For and on behalf of
NEDBANK LIMITED (acting through its
NEDBANK CAPITAL division)
(as “Original Lender” and “Facility Agent”)

Name: Capacity: Who warrants his authority hereto

Name: Capacity: Who warrants his authority hereto
SIGNED at SANDTON on this the 27th day of SEPTEMBER 2007.

For and on behalf of
AFRICAN RAINBOW MINERALS GOLD
LIMITED
(as “Cedent”)

Name: Capacity: Who warrants his authority hereto

Page 27.

SCHEDULE 1
SUBSIDIARIES
1.	ARMgold/Harmony Joint Investment Company (Proprietary) Limited;

2.	ARMgold/Harmony Freegold Joint Venture Company (Proprietary) Limited.